UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 1, 2009

CHINA XD PLASTICS COMPANY LIMITED
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

333-134073 (Commission File Number)	04-3836208 (IRS Employer Identification No.)

No. 9 Qinling Road, Yingbin Road Centralized Industrial Park
Harbin Development Zone, Heilongjiang, China 150078
(Address of principal executive offices and zip code)

86-451-84346600
(Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act (17  CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On December 1, 2009, the Registrant consummated a private placement of 15,188 shares of Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”) at a purchase price of $1,000 per share, and two series of warrants, Series A Warrants and Series B Warrants (collectively, the “Warrants”), for gross proceeds of approximately $15.2 million (the “Financing”).  with several institutional and individual investors.  Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), acted as the exclusive placement agent for the transaction.  The Series C Preferred Stock and Warrants were sold in a transaction not involving a public offering and were issued without registration in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended and Regulation D promulgated thereunder.

Terms of Conversion of the Series C Preferred Stock

The Series C Preferred Stock is convertible into the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a conversion price of $4.60 per share and will accrue cumulative dividends at the rate of 6% per annum until maturity on December 1, 2012.  If the Series C Preferred Stock is converted prior to maturity, the Company will pay the holder an amount equal to the total dividend that would accrue on the Series C Preferred Stock from the Closing Date through maturity, less any dividend payments already made with respect to the converted Series C Preferred Stock.

Terms of Exercise of the Series A Warrant

The Series A Warrants are exercisable into 1,320,696 shares of Common Stock at an exercise price of $5.50 per share.  The Series A Warrant will be initially exercisable six months after the closing of the transaction, and have a term of five years.  The Series A Warrants contain anti-dilution protection provisions which, in addition to adjustments for customary corporate events, such as the subdivision or combination of the Company’s shares of Common Stock, provide for an adjustment in the exercise price if the Company issues additional shares of its Common Stock or securities convertible or exchangeable for Common Stock at a purchase price per share less than $5.50. The exercise price would be reduced to such purchase price, but in no event would it be less than $4.40.

Terms of Exercise of Series B Warrant

The Series B Warrants are exchangeable for a maximum of 1,178,722 shares of Common Stock at an exercise price of $0.0001 per share.  The Series B Warrants automatically become exercisable into shares of Common Stock on the date (the “First Date of Determination”) that is six trading days after the earlier of the date that the shares of Common Stock underlying the Series C Preferred Stock and the Warrants are initially registered under an effective resale registration statement (the “Effective Date”) or the six month anniversary of the Closing Date (the “Exemption Date”) if the market value of the Company’s Common Stock (as described below) is less than $4.60.  The number of shares issuable under the Series B Warrant on the First Date of Determination shall be based upon the difference between $4.60 and the market value of our Common Stock (the “Initial Issuance”).  The Series B Warrant also provides for the additional issuance of shares of Common Stock under the Series B Warrant if the initial resale registration statement does not register all of the shares of Common Stock underlying the Series C Preferred Stock.  Such subsequent issuance would occur on the date that is six trading days after the later of the Effective Date or the Exemption Date (the “Second Date of Determination”).  The number of additional shares issuable would be determined in the same manner as the Initial Issuance.

The market value of the Common Stock shall be calculated as 82.5% of the lower of (1) the arithmetic average of the weighted average price of the Common Stock for each trading day during the five (5) consecutive trading days immediately preceding the applicable date of determination, and (2) the closing bid price of the Common Stock on the trading day immediately preceding the First Date of Determination or the Second Date of Determination, as applicable, but will not result in a market price lower than $4.00. If the market value of our Common Stock is not less than $4.60 during each of two applicable pricing periods, no shares of Common Stock would be issuable under the Series B Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA XD PLASTICS COMPANY LIMITED
By:	/s/ Jie Han
Name:	Jie Han
Title	Chief Executive Officer and Chairman